LYRIS, INC., REPORTS FIRST QUARTER 2012 RESULTS

     (EMERYVILLE, CA), November 4, 2011—Lyris, Inc., (OTCBB: LYRI.OB), the global digital marketing expert, today reported results for the first quarter of fiscal 2012.

     For the quarter ended September 30, 2011, Lyris reported revenues of $9.7 million, compared to revenues of $10.1 million in the first quarter a year ago and $9.6 million in the prior quarter.

     On a GAAP basis, Lyris reported a net loss of $1.1 million, or $0.01 per share, in the first quarter of 2012. This compares with a net loss of $3.2 million, or $0.03 per share, in the first quarter a year ago. The results for the first quarter of fiscal 2011 included severance and reorganization expenses of $1.1 million related to the departure of the company’s former chief executive officer and a reduction in headcount implemented during the period.

     On a non-GAAP basis, Lyris reported a net loss of $548,000, or $0.00 per share, in the first quarter of 2012, compared to a non-GAAP net loss of $2.1 million, or $0.02 per share, in the same period a year ago. The components excluded from non-GAAP net income in the first quarter of 2012 included amortization of intangible assets of $377,000, stock-based compensation expense of $176,000 and other income of $5,000. In the first quarter of 2011, non-GAAP net income excluded amortization of intangibles of $851,000, stock-based compensation expense of $297,000 and other income of $19,000.

     The company said adjusted EBITDA in the first quarter of 2012 was $166,000 compared with negative EBITDA of $746,000 in the first quarter of 2011. Adjusted EBITDA is earnings before net interest expense, taxes, depreciation and amortization expense, non-cash stock-based compensation expense and other income or loss.

     A reconciliation between GAAP and non-GAAP net income and between GAAP net income and adjusted EBITDA can be found in this news release and at www.lyris.com.

     “While revenues from our flagship product Lyris HQ increased 11 percent year-over-year, they could not offset the decline in legacy subscription revenues. At the same time, we are realizing progress with our initiatives to improve gross margins and achieve operating efficiencies within the company,” said Wolfgang Maasberg, chief executive officer and interim chief financial officer of Lyris.

     “In addition, we continue to lay the groundwork for longer-term growth. We have introduced a number of enhancements to Lyris HQ, including the recent addition of new social media features, and implemented new customer service programs to increase our engagement with and value to our customers.”

     “We have also expanded our presence in international markets, particularly in Asia Pacific—where we now have majority ownership of Cogent Online, our partners in Australia—and have an expanded relationship with our partner in India, iCubes. In Latin America, we have recently introduced Lyris HQ in Spanish and Portuguese and are rolling out a French language version to further our efforts in Europe,” Maasberg said.

Conference Call Information

     The company will hold a conference call at 8 a.m., Pacific Daylight Time (11 a.m., Eastern Daylight Time), today. The teleconference can be accessed by calling (719) 457-2713, passcode 4411144, or via the company’s website at http://www.lyris.com. Please dial in or access the webcast 10-15 minutes prior to the beginning of the call. A replay of the conference call will be available through November 11, at (858) 384-5517, passcode 4411144, and via the company’s website at http://www.lyris.com.

Non-GAAP Financial Measures

     In this release we use certain non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with United States generally accepted accounting principles (“GAAP”). A reconciliation between non-GAAP and GAAP measures can be found in the accompanying tables. Non-GAAP financial measures should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. These non-GAAP financial measures do not reflect a comprehensive system of accounting and may differ from non-GAAP financial measures with the same or similar captions that are used by other companies.

     We believe the calculation of non-GAAP net income (loss) calculated without acquisition-related amortization charges, a non-cash stock-based compensation expense and certain other measures provide a meaningful comparison to our net income (loss) figures. Management does not consider these measures that are excluded to be related to the company’s ongoing core operating performance and therefore non-GAAP net income provides a basis for comparison of the company’s operating results across other periods and against other companies in our industry. We also believe that adjusted EBTIDA, which we calculate as net income (loss) on a GAAP basis, less interest, taxes, depreciation, amortization, non-cash stock compensation expense and certain other financial measures, is an indicator of the company’s cash flows. This measure is commonly used by our lenders to assess our leverage capacity, debt service ability and liquidity. These non-GAAP measures have been reconciled to the nearest GAAP measure as required under the rules and regulations promulgated by the U.S. Securities and Exchange Commission.

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About Lyris

     Lyris, Inc. is the global digital marketing expert, delivering the perfect blend of technology and industry knowledge to help businesses achieve value with their email marketing campaigns. Lyris’ high performance, secure and flexible email marketing platforms, Lyris HQ and Lyris ListManager (Lyris LM), optimize email efficiency by providing automated email delivery, robust segmentation and integrated social, mobile, search and analytics. The Lyris solutions portfolio is comprised of both in-the-cloud and on-premises email marketing solutions—Lyris HQ, Lyris LM—combined with customer-focused services and support. We understand the unique needs of companies and build solutions for marketers that deliver quantifiable ROI and true business value.

Contacts:

Richard McDonald

Director, Investor Relations

Lyris, Inc.

(610) 688-3305

rmcdonald@lyris.com

or

Neal Rosen

Ruder-Finn

(415) 692-3058

rosenn@ruderfinn.com

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Lyris, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except for per share data)

	Three Months Ended
	September 30,
	2011	2010
Revenues:
Subscription revenue	$7,233	$7,648
Support and maintenance revenue	949	959
Professional services revenue	1,184	986
Software revenue	298	518
Total revenues	9,664	10,111
Cost of revenues:
Subscription, software and other services	4,446	5,804
Amortization of developed technology	155	351
Total cost of revenues	4,601	6,155
Gross profit	5,063	3,956
Operating expenses:
Sales & marketing	3,109	3,799
General and administrative	2,337	2,572
Research & development	387	318
Amortization of customer relationship and trade names	222	500
Total operating expenses	6,055	7,189
Loss from operations	(992)	(3,233)
Interest expense	(57)	(8)
Interest income	4	5
Other (expense) income, net	(5)	19
Loss from operations before income taxes	(1,050)	(3,217)
Income tax provision (benefit)	49	(4)
Net loss	$(1,099)	$(3,213)
Less: net income attributable to noncontrolling interest	$7	$-
Net loss attributable to Lyris, Inc.	$(1,106)	$(3,213)
Net loss per share basic and diluted	$(0.01)	$(0.03)
Weighted average shares outstanding used in calculating net loss per share:
Basic and diluted	121,318	121,386

Lyris, Inc.
Reconciliation of Net Income to Non-GAAP Net Income
(Unaudited)
(in thousands, except for per share data)

	Three Months Ended
	September 30,
	2011	2010
Net loss	$(1,106)	$(3,213)
Stock-based compensation expense	176	297
Amortization of intangible assets	377	851
Other (income) expense, net	5	(19)
Non-GAAP net income (loss)	$(548)	$(2,084)
Net income (loss) per share basic and diluted	$(0.00)	$(0.02)

Shares used to compute net income per share:
Basic and diluted	121,318	121,386

Non-GAAP net income excludes stock-based compensation expense, amortization of intangibles and certain other financial measures. Management believes that non-GAAP net income provides useful, supplemental information to management and investors regarding the performance of the company’s business operations. Non-GAAP net income is not a measure determined in accordance with United States Generally Accepted Accounting Principles (“GAAP”) and is thus susceptible to varying calculations. As presented, this measure may not be comparable to similarly titled measures that other companies may disclose. Non-GAAP net income should not be considered in isolation or construed as a substitute for other measures of profitability prepared in accordance with GAAP for purposes of analyzing our financial performance or profitability. Non-GAAP net income should be considered in addition to, and not as a substitute or as superior measure to, net income, earnings per share or other measures of financial performance prepared in accordance with GAAP.

Lyris, Inc.
Reconciliation of Net Income to Adjusted EBITDA
(Unaudited, in thousands)

	Three Months Ended
	September 30,
	2011	2010
Net loss	$(1,106)	$(3,213)
Interest (income) / expense, net	53	3
Income tax (benefit) / provision	49	(4)
Depreciation and amortization	617	1,128
Total EBITDA	(387)	(2,086)
Stock-based compensation expense	176	297
Reorganization and severance expense	372	1,062
Other (income) expense, net	5	(19)
Total Adjusted EBITDA	$166	$(746)

Adjusted EBITDA is calculated as earnings before net interest expense, taxes, depreciation and amortization expense, stock-based compensation expense and certain other financial measures. Adjusted EBITDA is commonly used by our lenders to assess leverage capacity, debt service ability and liquidity, and the company uses adjusted EBITDA to evaluate financial performance and to award incentive compensation for certain employees, including our chief executive officer. We believe that adjusted EBITDA also provides useful measurements of liquidity and financial performance for our investors.

Lyris, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands, except for per share data)

	September 30,	June 30,
	2011	2011
ASSETS
Current assets:
Cash and cash equivalents	$257	$244
Accounts receivable, less allowances of $1,066 and $936, respectively	5,141	6,328
Prepaid expenses and other current assets	699	851
Deferred income taxes	995	882
Total current assets	7,092	8,305
Property and equipment, net	4,505	3,139
Intangible assets, net	6,450	6,701
Goodwill	18,791	18,791
Other long-term assets	871	899
TOTAL ASSETS	$37,709	$37,835

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$4,378	$4,628
Revolving line of credit	4,490	3,285
Capital lease obligations - short-term	246	192
Income taxes payable	275	231
Deferred revenue	4,164	4,388
Total current liabilities	13,553	12,724
Other long-term liabilities	537	539
Capital lease obligations - long-term	232	165
TOTAL LIABILITIES	14,322	13,428
Commitments and contingencies
Stockholders' equity:
Common stock, $0.01 par value; authorized 200,000 shares;
121,949 and 121,234 issued and outstanding shares at
September 30, 2011 and June 30, 2011, respectively	1,219	1,214
Additional paid-in capital	265,173	265,075
Accumulated deficit	(242,920)	(241,813)
Treasury stock, at cost 170 shares held at September 30, 2011 and June 30, 2011	(56)	(56)
Accumulated other comprehensive income	136	159
Total stockholders’ equity controlling interest	23,552	24,579
Total stockholders’ equity noncontrolling interest	(165)	(172)
Total stockholders' equity	23,387	24,407
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$37,709	$37,835

Lyris, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands, except for per share data)

	Three Months Ended
	September 30,
	2011	2010
Cash Flows from Operating Activities:
Net loss	$(1,106)	$(3,213)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Equity in earnings of unconsolidated affiliates	8	-
Stock-based compensation expense	176	297
Depreciation	240	277
Amortization of intangible assets	246	744
Amortization of developed technology	155	107
Provision for bad debt	250	235
Deferred income tax benefit	(113)	(28)
Changes in assets and liabilities:
Accounts receivable	952	1,140
Prepaid expenses and other assets	156	(18)
Accounts payable and accrued expenses	(268)	114
Deferred revenue	(224)	(133)
Income taxes payable	59	-
Net cash provided by (used in) operating activities	531	(478)
Cash Flows from Investing Activities:
Purchases of property and equipment	(216)	(110)
Capitalized software expenditures	(1,345)	(207)
Payment for equity investments	-	(525)
Net cash used in investing activities	(1,561)	(842)
Cash Flows from Financing Activities:
Payments for stock issuance	(74)	-
Purchases of treasury stock	-	(56)
Proceeds from debt and credit arrangements	7,327	2,989
Payments of debt and credit arrangements	(6,121)	(1,629)
Payments under capital lease obligations	(57)	(34)
Noncontrolling Interest	7	-
Net cash provided by financing activities	1,082	1,270
Net effect of exchange rate changes on cash and cash equivalents	(39)	40
Net decrease in cash and cash equivalents	14	(10)
Cash and cash equivalents, beginning of period	244	492
Cash and cash equivalents, end of period	$258	$482